EXHIBIT 23.a


INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-47576 of Morgan Stanley Dean Witter & Co. (the "Registrant") on Form S-3 of our reports dated January 21, 2000, appearing in and incorporated by reference in the Annual Report on Form 10-K of the Registrant for the fiscal year ended November 30, 1999 (these reports express an unqualified opinion; the report on the consolidated financial statements includes an explanatory paragraph for a change in the method of accounting for certain offering costs of closed-end funds), and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


/s/ DELOITTE & TOUCHE LLP

New York, New York
January 19, 2001